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                                                                    EXHIBIT 99.1

                        [OUTPOST.COM LOGOS APPEARS HERE]


                                                                  EMAIL CONTACT:
                                                               PRESS@OUTPOST.COM

                      OUTPOST.COM Requests NASDAQ Hearing
                    to Review Staff Delisting Determination

Kent, CT July 27, 2001 - Outpost.com (Nasdaq: COOL) Cyberian Outpost, Inc. a leading global Internet retailer of high-end technology products, today announced that on July 23, 2001, it received a Nasdaq Staff Determination indicating the Company's failure to comply with Nasdaq's $1.00 minimum bid price requirement (Marketplace Rule 4450(a)(5)) for continued listing of its Common Stock on the Nasdaq National Market, and that its securities are, therefore, subject to delisting from The Nasdaq National Market. The Company has requested a hearing before a Nasdaq Listing Qualifications panel to review the Staff Determination and its Common Stock will continue to trade on The Nasdaq National Market pending the outcome of the hearing. A hearing date has not been set. There can be no assurance the Panel will grant the company's request for continued listing. If the Common Stock is delisted, the Company would likely apply to have it traded on the OTC Bulletin Board.

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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995: This press release is being disseminated in compliance with the requirements of Nasdaq Marketplace Rule 4815(b) and contains forward-looking statements that include risks and uncertainties. Important factors and risks which are beyond our control and could cause actual results to differ materially from those forward-looking statements include: (i) that the Nasdaq Listing Qualifications panel will decline to grant our request for a hearing on the Staff Determination and (ii) that if such a hearing is granted, that the Company will not be successful in its request for continued listing. If delisting occurs the Company's stock price may decline and the trading volume may decrease. In addition, the proposed merger between the Company and PC Connection, Inc. may not close for numerous reasons. For additional details regarding the proposed merger, see the Registration Statement on Form S-4 filed by PC Connection, Inc. on June 19, 2001 with the SEC. We undertake no duty to update any forward-looking statements unless required by law.

ABOUT OUTPOST.COM

Outpost.com, established in 1995, is a leading Internet retailer of consumer technology products. Outpost.com has been named the top-rated consumer shopping experience on the Web by the on-line shoppers' rating service Bizrate.com, receiving the "Circle of Excellence Award" for Holiday 2000 and the 1999, 2000 and 2001 #1 PowerRanking for Computing by Forrester Research. Today, Outpost.com has an existing customer base of over 1.4 million. The company has partnered with leading consumer electronics retailer Tweeter Home Entertainment Group expanding its clicks and mortar presence. As a full service provider (FSP), Outpost.com provides its partners with e-commerce solutions encompassing site design, site maintenance, order management and fulfillment.